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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                                 (Rule 13d-101)

                               (Amendment No. 12)

                                   ----------

                              TELECOM ITALIA S.p.A.
                                (Name of Issuer)

  Ordinary Shares of euro 0.55 par value each               87927W10
      (Title of class of securities)                     (CUSIP number)

                                Dott. Gianni Mion
                             Edizione Holding S.p.A.
                                 Calmaggiore 23
                                  31100 Treviso
                                      Italy
                                 (+39) 0422-5995

                                 With a copy to:

                           Michael S. Immordino, Esq.
                                Latham & Watkins
                                 99 Bishopsgate
                                 London EC2M 3XF
                                     England
                               (+44) 207-710-1076

            (Name, address and telephone number of person authorized
                     to receive notices and communications)

                                 March 12, 2003
             (Date of event which requires filing of this statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

          Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)

---------------------------------------------------     -----------------------------------------------------
CUSIP No. 87927W10                                 13D
---------------------------------------------------     -----------------------------------------------------

------------------   ----------------------------------------------------------------------------------------
1                    NAME OF REPORTING PERSON             EDIZIONE HOLDING S.p.A.
                     I.R.S. IDENTIFICATION NO.            Not Applicable
                     OF ABOVE PERSON
------------------   ----------------------------------------------------------------------------------------
2                    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                               (a)  [X]
                                                                                                     (b)  [ ]
------------------   ----------------------------------------------------------------------------------------
3                    SEC USE ONLY
------------------   ----------------------------------------------------------------------------------------
4                    SOURCE OF FUNDS:                                                WC
------------------   ----------------------------------------------------------------------------------------
5                    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                     PURSUANT TO ITEM 2(d) OR 2(e):                                                       [ ]
------------------   ----------------------------------------------------------------------------------------
6                    CITIZENSHIP OR PLACE OF ORGANIZATION:                           Italy
-------------------------------------------------------------------------------------------------------------
NUMBER OF            7                     SOLE VOTING POWER:                        0
SHARES
                     -------------------   ------------------------------------------------------------------
BENEFICIALLY         8                     SHARED VOTING POWER:                      2,891,656,682
OWNED BY                                                                             (See Item 5)
                     -------------------   ------------------------------------------------------------------
EACH                 9                     SOLE DISPOSITIVE POWER:                   0
REPORTING
                     -------------------   ------------------------------------------------------------------
PERSON WITH          10                    SHARED DISPOSITIVE POWER:                 2,891,656,682
                                                                                     (See Item 5)
------------------   ----------------------------------------------------------------------------------------
11                   AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:        2,891,656,682
                                                                                     (See Item 5)
------------------   ----------------------------------------------------------------------------------------
12                   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                     CERTAIN SHARES:                                                                      [ ]
------------------   ----------------------------------------------------------------------------------------
13                   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):             54.96%
                                                                                     (See Item 5)
------------------   ----------------------------------------------------------------------------------------
14                   TYPE OF REPORTING PERSON:              CO


                                    (Page 2)

---------------------------------------------------     -----------------------------------------------------
CUSIP No. 87927W10                                 13D
---------------------------------------------------     -----------------------------------------------------

------------------   ----------------------------------------------------------------------------------------
1                    NAME OF REPORTING PERSON             EDIZIONE FINANCE INTERNATIONAL S.A.
                     I.R.S. IDENTIFICATION NO.            Not Applicable
                     OF ABOVE PERSON
------------------   ----------------------------------------------------------------------------------------
2                    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                               (a)  [X]
                                                                                                     (b)  [ ]
------------------   ----------------------------------------------------------------------------------------
3                    SEC USE ONLY
------------------   ----------------------------------------------------------------------------------------
4                    SOURCE OF FUNDS:                                                WC
------------------   ----------------------------------------------------------------------------------------
5                    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                     PURSUANT TO ITEM 2(d) OR 2(e):                                                       [ ]
------------------   ----------------------------------------------------------------------------------------
6                    CITIZENSHIP OR PLACE OF ORGANIZATION:                           Italy
-------------------------------------------------------------------------------------------------------------
NUMBER OF            7                     SOLE VOTING POWER:                        0
SHARES
                     -------------------   ------------------------------------------------------------------
BENEFICIALLY         8                     SHARED VOTING POWER:                      2,891,656,682
OWNED BY                                                                             (See Item 5)
                     -------------------   ------------------------------------------------------------------
EACH                 9                     SOLE DISPOSITIVE POWER:                   0
REPORTING
                     -------------------   ------------------------------------------------------------------
PERSON WITH          10                    SHARED DISPOSITIVE POWER:                 2,891,656,682
                                                                                     (See Item 5)
------------------   ----------------------------------------------------------------------------------------
11                   AGGREGATE AMOUNT BENEFICIALLY OWNED BY                          2,891,656,682
                     REPORTING PERSON:                                               (See Item 5)
------------------   ----------------------------------------------------------------------------------------
12                   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                     SHARES:                                                                              [ ]
------------------   ----------------------------------------------------------------------------------------
13                   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):             54.96%
                                                                                     (See Item 5)
------------------   ----------------------------------------------------------------------------------------
14                   TYPE OF REPORTING PERSON:              CO


                                    (Page 3)

---------------------------------------------------     ----------------------------------------------------
CUSIP No.  87927W10                                13D
---------------------------------------------------     ----------------------------------------------------

------------------   ----------------------------------------------------------------------------------------
1                    NAME OF REPORTING PERSON             RAGIONE S.a.p.a. DI GILBERTO
                     I.R.S. IDENTIFICATION NO.            BENETTON E C.
                     OF ABOVE PERSON                      Not Applicable
------------------   ----------------------------------------------------------------------------------------
2                    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                               (a)  [X]
                                                                                                     (b)  [ ]
------------------   ----------------------------------------------------------------------------------------
3                    SEC USE ONLY
------------------   ----------------------------------------------------------------------------------------
4                    SOURCE OF FUNDS:                                                WC
------------------   ----------------------------------------------------------------------------------------
5                    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                     PURSUANT TO ITEM 2(d) OR 2(e):                                                       [ ]
------------------   ----------------------------------------------------------------------------------------
6                    CITIZENSHIP OR PLACE OF ORGANIZATION:                           Italy
-------------------------------------------------------------------------------------------------------------
NUMBER OF            7                     SOLE VOTING POWER:                        0
SHARES
                     -------------------   ------------------------------------------------------------------
BENEFICIALLY         8                     SHARED VOTING POWER:                      2,891,656,682
OWNED BY                                                                             (See Item 5)
                     -------------------   ------------------------------------------------------------------
EACH                 9                     SOLE DISPOSITIVE POWER:                   0
REPORTING
                     -------------------   ------------------------------------------------------------------
PERSON WITH          10                    SHARED DISPOSITIVE POWER:                 2,891,656,682
                                                                                     (See Item 5)
------------------   ----------------------------------------------------------------------------------------
11                   AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:        2,891,656,682
                                                                                     (See Item 5)
------------------   ----------------------------------------------------------------------------------------
12                   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                     CERTAIN SHARES:                                                                      [ ]
------------------   ----------------------------------------------------------------------------------------
13                   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):             54.96%
                                                                                     (See Item 5)
------------------   ----------------------------------------------------------------------------------------
14                   TYPE OF REPORTING PERSON:              PN


                                    (Page 4)

     This Amendment No. 12 amends the Statement on Schedule 13D dated August 9, 2001, as amended (as previously amended, the "Statement on Schedule 13D") filed by Edizione Holding S.p.A., a company incorporated under the laws of the Republic of Italy ("Edizione Holding"), Edizione Finance International S.A., a company incorporated in the Duchy of Luxembourg ("Edizione Finance"), and Ragione S.a.p.a. di Gilberto Benetton e C., a partnership organized under the laws of the Republic of Italy ("Ragione") (Edizione Holding, Edizione Finance and Ragione, are collectively referred to herein as the "Edizione Reporting Persons") with respect to the ordinary shares, euro 0.55 par value per share, of Telecom Italia S.p.A., a company incorporated under the laws of the Republic of Italy. Capitalized terms used in this Amendment without definition have the meanings ascribed to them in the Statement on Schedule 13D.

     This Amendment is being filed by each of the Edizione Reporting Persons. Pirelli, the Purchaser, Edizione Holding, UCI, BCI, and, as discussed in Items 4 and 6 of Amendment No. 10 to the Statement on Schedule 13D, Hopa are members of a group with respect to the Telecom Italia Shares. The Edizione Reporting Persons are making a separate filing on Schedule 13D in accordance with Rule 13d-1(k)(2) under the Securities Exchange Act of 1934 and are responsible solely for the information contained in this filing, except that information contained in the Statement on Schedule 13D concerning any director or officer of the Purchaser nominated by Pirelli, UCI, BCI or Hopa has been provided by the nominating person.

Item 4. Purpose of Transaction

     On March 12, 2003, each of Olivetti and Telecom Italia announced that their respective Boards of Directors had approved of a plan to merge Telecom Italia into Olivetti (the "Olivetti Merger"). A copy of a joint press release issued by Olivetti and Telecom Italia concerning the Olivetti Merger is filed as Exhibit 32.

Item 7. Material to be Filed as Exhibits

     32. Joint Press Release, dated March 12, 2003, issued by Olivetti and Telecom Italia.


                                    (Page 5)

                                   SIGNATURE

     After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

     Date: March 19, 2003

                                          EDIZIONE HOLDING S.p.A.


                                          By: /s/ Gianni Mion
                                              ----------------------------------
                                              Name: Gianni Mion
                                              Title: Chief Executive Officer


                                    (Page 6)

                                    SIGNATURE

     After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

     Date: March 19, 2003

                                          EDIZIONE FINANCE INTERNATIONAL S.A.


                                          By: /s/ Gustave Stoffel
                                              ----------------------------------
                                              Name: Gustave Stoffel
                                              Title: Director


                                    (Page 7)

                                    SIGNATURE

     After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

     Date: March 19, 2003

                                          RAGIONE S.a.p.a DI GILBERTO
                                            BENETTON E C.


                                          By: /s/ Gilberto Benetton
                                              ----------------------------------
                                              Name: Gilberto Benetton
                                              Title: Chairman


                                    (Page 8)

                                  EXHIBIT INDEX

Exhibit No.
-----------

32. Joint Press Release, dated March 12, 2003, issued by Olivetti and Telecom Italia.


                                    (Page 9)



                         STATEMENT OF DIFFERENCES

The Euro sign shall be expressed as.................................. 'E'